Exhibit 99.1

For Immediate Release	Contact: Selby Kewin
April 13, 2007	(919) 774-6700 ext. 5358

THE PANTRY, INC. ANNOUNCES RESIGNATION OF ITS CHIEF FINANCIAL OFFICER

Sanford, North Carolina, April 13, 2007—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern United States, today announced that Daniel J. Kelly, its Vice President, Finance, Chief Financial Officer and Secretary, notified the Board of Directors of The Pantry, Inc. (the “Company”) that he intends to resign from his positions with the Company.

Mr. Kelly stated, “It was a difficult decision, but for personal and health reasons and a desire to spend more time with my family, I decided to reduce my professional commitments.”

Commenting on Mr. Kelly’s resignation, Peter J. Sodini, Chairman and Chief Executive Officer, stated: “We appreciate Dan’s financial leadership during his tenure with us and I have enjoyed working with him. We now undertake a search for a new CFO, and Dan has indicated he will be available until November 30, 2007 to help effect a smooth transition and to provide financial advice after the appointment of a new CFO. We thank him for his service and look forward to continuing to work with him in this process.”

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2006 of approximately $6.0 billion. As of April 13, 2007, the Company operates over 1,600 stores in eleven states under select banners, including Kangaroo Express(SM), its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation, uncertainty regarding the timing and outcome of its search for a new CFO. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of April 13, 2007. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.